Exhibit 10.2

EMPLOYMENT AGREEMENT
THOMAS MACPHEE

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of August 25, 2015 by and between AgroFresh Solutions, Inc. (the “Company”), and Thomas Macphee (“Executive”).

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.     Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall continue to be employed by the Company for a period commencing on July 31, 2015 (the “Effective Date”) and ending on the day before the third anniversary of the Effective Date (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with the third anniversary of the Effective Date and on each anniversary thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 30 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.

2.     Position.

a.     During the Employment Term, Executive shall serve as Chief Executive Officer of the Company and will report to the Board of Directors of the Company (the “Board”). In such position, Executive shall have the duties and authority commensurate with the position as shall be determined from time to time by the Board. In addition, Executive shall serve as a member of the Board without additional compensation.

b.     During the Employment Term, Executive will devote his full business time and best efforts, in accordance with legal and regulatory requirements, to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.

3.     Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of not less than $400,000, payable in regular installments in accordance with the Company’s usual payment practices. At the beginning of the 2016 calendar year or earlier at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”), the Company shall perform a review of the Base Salary with the assistance of a qualified compensation consultant to provide market data and Executive shall be entitled to an increase in Executive’s Base Salary for 2016, if any, as may be determined in the sole discretion of the Compensation Committee. Thereafter, Executive shall be entitled to annual reviews and increases in Executive’s Base Salary, if any, as may be determined in the sole discretion of the Compensation Committee. The

Executive’s Base Salary may not be decreased at any time during the Employment Term.  At all times during the Employment Term, Executive shall be paid a higher Base Salary than any other employee of the Company or any of its subsidiaries, other than individuals that became employed by the Company or any of its subsidiaries in connection with an equity or asset acquisition, merger, or other similar transaction resulting in the acquisition of an entity or business by the Company or any or its subsidiaries and the individual was a founder, owner or significant equity holder of such acquired business or entity (each an “Acquired Employee”).

4.     Incentive Compensation.

a.     With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) payable in cash with a target amount equal to 150% of Executive’s Base Salary (the “Target”), based upon the achievement of performance objectives established by the Compensation Committee each year. The “fiscal year” during the Employment Term shall be equal to the calendar year unless otherwise established by the Board in consultation with Executive. The performance objectives for payment of the Annual Bonus shall be established in writing by the Compensation Committee, on or before the end of the third month of the applicable fiscal year and shall include performance metrics which enable the Executive to earn up to two times the Target in the event certain performance conditions are met. Any Annual Bonus earned for any calendar year shall be paid within the first 2 ½ months of the immediately following calendar year.  At all times during the Employment Term, Executive shall have the highest Target for Annual Bonus, based on the dollar amount of such Target, of any employee of the Company or any of its subsidiaries, other than any Acquired Employee.

b.     Notwithstanding Section 4(a), Executive’s Annual Bonus for calendar year 2015 shall be 100% of Target based upon the Company’s achievement of an EBIDTA target of $100,000,000 for 2015 (including the results of any predecessor company).   If the Company’s achievement of EBIDTA for 2015 is above or below the target of $100,000,000, Executive’s Annual Bonus for calendar year 2015 may be adjusted upwards to a maximum of 200% of Target (in the event the Company’s achievement of EBIDTA for 2015 is above the target) or downwards (in the event the Company’s achievement of EBIDTA for 2015 is below the target) as determined by the Compensation Committee, in its sole and absolute discretion.  Any Annual Bonus for calendar year 2015 shall be paid within the first 2 ½ months of the 2016 calendar year.

c.     The Company has adopted, subject to approval by the Company’s stockholders, an equity incentive plan reserving 2,750,000 shares of common stock of the Company (the “Equity Plan”).  As soon as reasonably practicable following execution of this Agreement and the adoption of the Equity Plan (the “Grant Date”), the Company shall grant the Executive an award (the “Equity Award”) under the Equity Plan with respect to 515,625 shares of common stock of the Company, subject to the approval of the Equity Plan by the Company’s stockholders and subject to applicable limits under the Equity Plan.  The Equity Award shall consist of restricted stock (“Restricted Stock”) with respect to 171,875 shares of common stock subject to the Equity Award and nonqualified stock options (“Options”) with respect to 343,750 shares of common stock subject to the Equity Award, with an exercise price per share equal to the greater of $12.00 or the fair market value of a share of common stock on the Grant Date. The vesting schedule for the Restricted Stock and Options subject to the Equity Award shall be as follows:

(i)        Except as otherwise provided in the final paragraph of this Section 4(c), 100% of the Options subject to the Equity Award shall vest over three (3) years, with 33.3% of the Options vesting on the first anniversary of the Grant Date, and the remaining 66.7% of the Options vesting over twenty-four (24) equal monthly installments, beginning on the thirteen (13) month anniversary of the Grant Date; provided that Executive’s employment with the Company continues through and on the applicable vesting date; and

(ii)       Except as otherwise provided in the final paragraph of this Section 4(c), 100% of the Restricted Stock subject to the Equity Award shall vest over three (3) years, with 33.3% of the Restricted Stock vesting on the first anniversary of the Grant Date, and the remaining 66.7% of the Restricted Stock vesting over twenty-four (24) equal monthly installments, beginning on the thirteen (13) month anniversary of the Grant Date; provided that Executive’s employment with the Company continues through and on the applicable vesting date and the performance metrics to be determined by the Compensation Committee have been achieved with respect to calendar year ending immediately prior to the year in which the applicable vesting date occurs.  Notwithstanding the foregoing, in the event the applicable performance metrics are not achieved with respect to an applicable vesting date, other than the third vesting date (the “Missed Vesting Date”), and Executive’s employment with the Company continues through and on the subsequent vesting date (the “Subsequent Vesting Date”), if (A) the performance metrics for the performance period(s) applicable to the Missed Vesting Date(s), and (B) the performance metrics for the performance period applicable to the Subsequent Vesting Date, are achieved on a cumulative basis, then the Restricted Stock and Options subject to the Equity Award that would have vested on Missed Vesting Date(s) shall vest on the Subsequent Vesting Date.

The Restricted Stock and Options subject to the Equity Award shall be subject to such other terms as set forth in the applicable grant agreements and in the underlying Equity Plan as adopted by the Company; provided, however, the grant agreements shall provide that 100% of any unvested shares subject to the Restricted Stock and Options subject to the Equity Award will vest immediately upon a Change in Control (as defined in Section 7(d)(ii) of the Agreement), or upon a termination of Executive’s employment by the Company without Cause (as defined in Section 7(a)(i)) or by the Executive with Good Reason (as defined in Section 7(c)(iii)).  Notwithstanding the foregoing, the Equity Award described in this Section 4(c) shall be on terms no less favorable than that of other senior executive officers of the Company, other than any individuals that became employed by the Company or any of its subsidiaries in connection with an equity or asset acquisition, merger, or other similar transaction resulting in the acquisition of an entity or business by the Company or any or its subsidiaries. To the extent of any conflict between this Agreement and the Equity Plan or the agreements for the Equity Award, the terms of this Agreement shall govern.

d.     The Executive shall be eligible for additional grants of Restricted Stock, Options and any other forms of incentive compensation during the Employment Term on terms no less favorable than that of grants of similar awards and any other forms of incentive compensation granted to any other senior executive officer of the Company, other than any individuals that became employed by the Company or any of its subsidiaries in connection with an equity or asset acquisition, merger, or other similar transaction resulting in the acquisition of an entity or business by the Company or any or its subsidiaries, after taking into account the Equity Award granted hereunder, as determined in the sole and absolute discretion of the Compensation Committee.

e.     The Company may (i) cause the cancellation of the Equity Award or any additional grants of Restricted Stock, Options and any other forms of incentive compensation during the

Employment Term, (ii) require reimbursement of the Equity Award or any additional grants of Restricted Stock, Options and any other forms of incentive compensation during the Employment Term, and (iii) effect any other right of recoupment of equity or other compensation provided under this Agreement or otherwise, in all respects as to subclauses (i), (ii) and (iii) hereof, as required by and in accordance with applicable law.

5.     Employee Benefits.

a.     General. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans, as amended from time to time, as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.

b.     Life Insurance. During the Employment Term, the Company will provide Executive life insurance covering at least 4 times his Base Salary.

c.     Tax Preparation and Financial Planning Expenses.  During the Employment Term, the Company shall reimburse the Executive up to $15,000 per calendar year for annual tax preparation and financial planning expenses.

6.     Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

7.     Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment, subject to and in accordance with the provisions of this Section 7.  Notwithstanding any other provision of this Agreement, subject to Sections 8, 9, 10, 11(f), 11(j), 11(m) and 11(o), the provisions of this Section 7 shall exclusively govern Executive’s and the Company’s rights and obligations related to termination of this Agreement and the rights and remedies upon termination of employment with the Company and its affiliates.

a.  By the Company For Cause or Resignation by the Executive without Good Reason.

(i)          The Employment Term and Executive’s employment hereunder may be terminated by the Company for “Cause” (as defined below) and shall terminate automatically upon Executive’s resignation without “Good Reason” (as defined below), provided that Executive will be required to give the Company at least 60 days advance written notice of any such resignation, and provided further that the Company may elect to waive such notice period and to pay Executive in lieu of such notice.

(ii)         For purposes of this Agreement “Cause” shall mean (A) Executive’s continued failure to substantially perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to Executive of such failure; provided that it is understood that this clause (A) shall not permit the Company to terminate Executive’s employment for Cause because of dissatisfaction with the quality of services provided by or disagreement with the actions taken by Executive in the good faith performance of Executive’s duties to the Company, (B) theft or embezzlement of Company property,

(C) Executive’s conviction of or plea of guilty or no contest to (x) a felony or (y) a crime involving moral turpitude, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (E) Executive’s material breach of any provisions of this Agreement.

(iii)            If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive, within 30 days following such termination with respect to (A)-(C) below, and at such time, if any, as the Employee Benefits under (D) below become due in accordance with the applicable terms thereof:

(A)        the Base Salary through the date of termination, to the extent not already paid;

(B)        any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C)        reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with the Company policy prior to the date of Executive’s termination; and

(D)        such vested Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company as described in Section 5(a) (including, without limitation, any retirement benefits, medical, life insurance or disability benefits, accrued but unpaid vacation or other benefits Executive is entitled to pursuant to the terms of the applicable plans then in effect (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Obligations”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his employment.  Notwithstanding the foregoing, nothing in this Section 7(a) shall affect the Executive’s right to any vested benefits under any employee benefit plans sponsored by the Company, including but not limited to any retirement plans.

b.   Disability or Death.

(i)          The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”); provided that a termination on the basis of a Disability must occur within 90 days of the date when Executive is subject to termination due to Disability. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii)         Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive, at the times set forth in Section 7(a)(iii) hereof, the Accrued Obligations, and the Company shall pay either, as determined in its sole and absolute discretion, (A) the cost of Executive’s and any dependent coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) under the Company’s health plan then in effect for the 12-month period following the effective date of termination of Executive’s employment hereunder for either Disability or death, or (B) a lump sum cash payment directly to Executive or Executive’s estate (as the case may be) equal to the cost of Executive’s and any dependent coverage under COBRA under the Company’s health plan then in effect for the 12-month period following the effective date of termination of Executive’s employment hereunder for either Disability or death, on the first payroll date that occurs on or after the sixtieth (60th) day following the date on which the Employment Term and Executive’s employment hereunder terminated.  Notwithstanding the foregoing, in the event the Company’s health plan then in effect is self-funded by the Company, the Company shall pay the lump sum cash payment described above under subsection (B), in lieu of the payment of the COBRA cost described above under subsection (A).

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his employment.  Notwithstanding the foregoing, nothing in this Section 7(b) shall affect the Executive’s right to any vested benefits under any employee benefit plans sponsored by the Company, including but not limited to any retirement plans.

c.   By the Company Without Cause or Resignation by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(ii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or by Executive’s resignation for Good Reason, other than in the event such termination occurs within six (6) months following a Change in Control, which shall be governed exclusively by Section 7(d) hereof, and subject to the conditions described below, Executive shall be entitled to receive:

(A)        At the times set forth in Section 7(a)(iii) hereof, the Accrued Obligations;

(B)        payment of an amount equal to 2.5 times the Base Salary in effect at the time of termination, payable in equal installments in accordance with regular payroll procedures established by the Company over a twelve month period beginning with the first payroll date that occurs on or after the sixtieth (60th) day following the date on which the Employment Term and Executive’s employment hereunder terminated; and

(C)        a pro rata portion of the Annual Bonus for the remainder of the calendar year in which the Employment Term and Executive’s employment hereunder is terminated calculated by taking the product of (a) Executive’s Annual Bonus that he would have actually earned for the year in which the Employment Term and Executive’s employment hereunder is terminated, had his employment with the Company continued through the end of such calendar year, multiplied by (b) a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the year in which the Employment Term and Executive’s employment hereunder is terminated and the denominator of which is 365, less any amount previously paid to Executive under Section 7(f)(i)(B) hereof. The amount due under this sub-paragraph (C), if any, shall be payable as and when the Annual Bonus would have been payable to Executive had the Employment Term and Executive’s employment hereunder not terminated.

(D)        either, as determined in the Company’s sole and absolute discretion, (i) the cost of Executive’s and any dependent coverage under COBRA under the Company’s health plan then in effect for the 18-month period following the effective date of termination of Executive’s employment hereunder by the Company without Cause or by Executive’s resignation for Good Reason, or (ii) a lump sum cash payment directly to Executive or Executive’s estate (as the case may be) equal to the cost of Executive’s and any dependent coverage under COBRA under the Company’s health plan then in effect for the 18-month period following the effective date of termination of Executive’s employment hereunder by the Company without Cause or by Executive’s resignation for Good Reason, on the first payroll date that occurs on or after the sixtieth (60th) day following the date on which the Employment Term and Executive’s employment hereunder terminated. Notwithstanding the foregoing, in the event the Company’s health plan then in effect is self-funded by the Company, the Company shall pay the lump sum cash payment described above under subsection (ii), in lieu of the payment of the COBRA cost described above under subsection (i).

(iii)        For purposes of this Agreement, “Good Reason” shall mean (A) a material failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus (if any) when due, (B) a material reduction in Executive’s Base Salary or the Target for his Annual Bonus opportunity described in Section 4 herein, (C) a relocation of Executive’s primary work location more than 50 miles from the work location on the date hereof, without written consent of Executive, or (D) a material reduction in Executive’s duties and responsibilities as described in Section 2(a) of this Agreement; provided that none of these events shall constitute Good Reason unless Executive’s termination of employment for Good Reason occurs within 90 days following the initial existence of one of the conditions specified in clauses (A) through (D) above, the Executive provides the Company with written notice of the existence of such condition within 60 days after the initial existence of the condition, and the Company fails to remedy the condition within 30 days after its receipt of such notice.

The payments and benefits described in subparagraphs 7(c)(ii)(B) - (D) above shall be subject to and conditioned upon (1) Executive’s execution and delivery of a valid and effective general release and waiver in such form as reasonably provided by the Company to effectuate a valid release of claims (exempting any claims to enforce Executive’s rights under this Agreement) that becomes irrevocable within sixty (60) days of the date on which the Employment Term and Executive’s employment hereunder terminates; and (2) Executive’s continued compliance with his obligations under Sections 8 and 9 of this Agreement.  Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in Section 7(c)(ii), and subject to Sections 7(d) and 7(f) below, Executive shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his employment.  Notwithstanding the foregoing, nothing in this Section 7(c) shall affect the Executive’s right to any vested benefits under any employee benefit plans sponsored by the Company, including but not limited to any retirement plans.

d.  By the Company Without Cause or Resignation by Executive for Good Reason Following a Change In Control.

(i)          If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or by Executive’s resignation for Good Reason within six (6) months following a Change in Control, and subject to the conditions described below, Executive shall be entitled to receive:

(A)       at the times set forth in Section 7(a)(iii) hereof, the Accrued Obligations;

(B)       payment of an amount equal to two times Base Salary in effect at the time of termination, payable in equal installments in accordance with regular payroll procedures established by the Company over a twelve month period beginning with the first payroll date that occurs on or after the sixtieth (60th) day following the date on which the Employment Term and Executive’s employment hereunder terminated;

(C)       two times Annual Bonus calculated at Target for the calendar year in which the Employment Term and Executive’s employment hereunder is terminated, payable in equal installments in accordance with regular payroll procedures established by the Company over a twelve month period beginning with the first payroll date that occurs on or after the sixtieth (60th) day following the date on which the Employment Term and Executive’s employment hereunder terminated; and

(D)       a pro rata portion of the Annual Bonus for the remainder of the calendar year in which the Executive was terminated calculated by taking the product of (a) his Target for Annual Bonus in effect at the time of termination multiplied by (b) a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the year of his termination and the denominator of which is 365, payable as a lump sum on the sixtieth (60th) day following the date on which the Employment Term and Executive’s employment hereunder terminated.

(E)       either, as determined in the Company’s sole and absolute discretion, (i) the cost of Executive’s and any dependent coverage under COBRA under the Company’s health plan then in effect for the 18-month period following the effective date of termination of Executive’s employment hereunder by the Company without Cause or by Executive’s resignation for Good Reason, or (ii) a lump sum cash payment directly to Executive or Executive’s estate (as the case may be) equal to the cost of Executive’s and any dependent coverage under COBRA under the Company’s health plan then in effect for the 18-month period following the effective date of termination of Executive’s employment hereunder by the Company without Cause or by Executive’s resignation for Good Reason, on the first payroll date that occurs on or after the sixtieth (60th) day following the date on which the Employment Term and Executive’s employment hereunder terminated.  Notwithstanding the foregoing, in the event the Company’s health plan then in effect is self-funded by the Company, the Company shall pay the lump sum cash payment described above under subsection (ii), in lieu of the payment of the COBRA cost described above under subsection (i).

(ii)       For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(A)      The acquisition by any Person (as used under the Securities Exchange Act of 1934 (the “Exchange Act”)) of Beneficial Ownership (within the meaning Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (1) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this definition, the following acquisitions shall not constitute or result in a Change in Control: (w) any acquisition by the Company; (x) any acquisition by any Person that as of July 31, 2015 owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Related Entities (as defined under the AgroFresh Solutions, Inc. 2015 Incentive Compensation Plan); or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (C) below; or

(B)      During any period of two (2) consecutive years (not including any period prior to July 31, 2015) individuals who constitute the Board on July 31, 2015 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to July 31, 2015 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C)      Consummation of (1) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (x) the Company or (y) any of its Subsidiaries (as defined under the AgroFresh Solutions, Inc. 2015 Incentive Compensation Plan), but in the case of this clause (y) only if equity securities of the Company are issued or issuable in connection with the transaction (each of the events referred to in this clause (1) being hereinafter referred to as a “Business Reorganization”), or (2) a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its Subsidiaries (each an “Asset Sale”), in each case, unless, following such Business Reorganization or Asset Sale, (a) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Reorganization or Asset Sale beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Reorganization or Asset Sale (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Reorganization or Asset Sale, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be (excluding any outstanding equity or voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the Business Reorganization or Asset Sale as a result of their ownership, prior to such consummation, of equity or voting securities of any company or other entity involved in or forming part of such Business Reorganization or Asset Sale other than the Company), (b) no Person (excluding any employee benefit plan (or related trust) of the Company or any Continuing Entity or any entity controlled by the Continuing Entity or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the value of the then outstanding equity securities of the Continuing Entity or the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the Business Reorganization or Asset Sale and (c) at least a majority of the members of the Board of Directors or other governing body of the Continuing Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Reorganization or Asset Sale; and

provided that such event constitutes a “change in control” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

The payments and benefits described in subparagraphs 7(d)(i)(B) - (E) above shall be subject to and conditioned upon (1) Executive’s execution and delivery of a valid and effective general release and waiver in such form as reasonably provided by the Company to effectuate a valid release of claims (exempting any claims to enforce Executive’s rights under this Agreement) that becomes irrevocable within sixty (60) days of the date on which the Employment Term and Executive’s employment hereunder terminates; and (2) Executive’s continued compliance with his obligations under Sections 8 and 9 of this Agreement.  Following Executive’s termination of employment by the Company without Cause or by Executive’s resignation for Good Reason within six (6) months following a Change in Control, except as set forth in Section 7(d)(i), Executive shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his employment, including without limitation benefits under Section 7(c)(ii) above.  Notwithstanding the foregoing, nothing in this Section 7(d) shall affect the Executive’s right to any vested benefits under any employee benefit plans sponsored by the Company, including but not limited to any retirement plans.

e.   Election Not to Extend the Employment Term. In the event either party elects not to extend the Employment Term by providing thirty (30) days’ written notice prior to the end of the then-current term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b), (c) or (d) of this Section 7, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date. If Executive’s employment is terminated following Executive’s election not to extend the Employment Term, Executive shall be entitled to receive the Accrued Obligations. If the Company elects not to extend the Employment Term, Executive shall be entitled to receive the severance payments and benefits set forth in Section 7(c). The payments and benefits described in this Section 7(e) shall be subject to and conditioned upon (1) Executive’s execution and delivery of a valid and effective general release and waiver, in such form as reasonably provided by the Company to effectuate a valid release of claims (exempting any claims to enforce Executive’s rights under this Agreement) that becomes irrevocable within sixty (60) days of the date on which the Employment Term and Executive’s employment hereunder terminates; and (2) Executive’s continued compliance with his obligations under Sections 8 and 9 of this Agreement. Following such termination of Executive’s employment hereunder as a result either party’s election not to extend the Employment Term, except as set forth in this Section 7(e), Executive shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his employment. Notwithstanding the foregoing, nothing in this Section 7(e) shall affect the Executive’s right to any vested benefits under any employee benefit plans sponsored by the Company, including, but not limited to, any retirement plans.

f.   By the Company Without Cause or Resignation by Executive for Good Reason within Six Months Prior to a Change In Control.

(i)  If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or by Executive’s resignation for Good Reason within six (6) months prior to a Change in Control, and subject to the conditions described below, in addition to the payments under Section 7(c), Executive shall be entitled to receive:

(A)  payment of an amount equal to two times Annual Bonus calculated at Target for the calendar year in which the Employment Term and Executive’s employment hereunder is terminated, less an amount equal to 50% of Base Salary in effect at the time of termination, payable in equal installments in accordance with regular payroll procedures established by the Company over a twelve month period beginning with the first payroll date that occurs on or after the sixtieth (60th) day following the date on which the Change in Control occurs; and

(B)  a pro rata portion of the Annual Bonus for the remainder of the calendar year in which the Executive was terminated calculated by taking the product of (a) his Target for Annual Bonus in effect at the time of termination multiplied by (b) a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the year of his termination and the denominator of which is 365, less any amount previously paid to Executive under Section 7(c)(ii)(C) hereof, payable as a lump sum on the sixtieth (60th) day following the date on which the Change in Control occurs.

The payments and benefits described in subparagraphs 7(f)(i)(A) and (B) above shall be subject to and conditioned upon (1) Executive’s execution and delivery of a valid and effective general release and waiver in such form as reasonably provided by the Company to effectuate a valid release of claims (exempting any claims to enforce Executive’s rights under this Agreement) that becomes irrevocable within sixty (60) days of the date on which the Change in Control occurs; and (2) Executive’s continued compliance with his obligations under Sections 8 and 9 of this Agreement.  Following a Change in Control, except as set forth in Sections 7(c) and 7(f)(i), Executive shall have no further rights to any compensation or any other benefits in the nature of severance or termination pay or in connection with the termination of his employment.  Notwithstanding the foregoing, nothing in this Section 7(f) shall affect the Executive’s right to any vested benefits under any employee benefit plans sponsored by the Company, including but not limited to any retirement plans.

g.         Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

h.        Continuing Rights Under Equity Plan.  Notwithstanding anything herein to the contrary, upon a termination of employment, Executive’s rights and obligations post-termination with respect to awards made under the Equity Plan shall be determined in accordance with the Equity Plan and Section 4 hereof.

i.            Parachute Payments.  Notwithstanding any other provision of this Agreement to the contrary, to the extent that any payment or distribution of any type to or for the Employee by the Company (or by any affiliate of the Company, any person or entity who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder)), or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in the Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Employee received the entire amount of such Total Payments.  The determination of whether the Total Payments shall be reduced and the amount of such reduction shall be determined by an accounting firm selected by the Employee and the Company, shall be paid for by the Company, and shall be final and binding upon the Employee and the Company.  The accounting firm’s decision as to which of the Total Payments are to be reduced, if any, shall be made (A) only from the Total Payments that the accounting firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (B) only from the Total Payments that are required to be made in cash, (C) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A of the Code, until those payments have been reduced to zero, and (D) in reverse chronological order, to the extent that any of the Total Payments subject to reduction are made over time (e.g., in installments).  In no event, however, shall any of the Total Payments be reduced if and to the extent such reduction would cause a violation of Section 409A of the Code or other applicable law.

8.                Non-Competition.

a.  Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees as follows:

(i)             During his employment with the Company and, for a period of one year following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization engaged in a Competitive Business (as defined below), directly or indirectly, solicit or assist in soliciting any business related to a Competitive Business from any client or prospective client of the Company:

(A)       with whom Executive had material personal contact or dealings on behalf of the Company during the one year period preceding Executive’s termination of employment;

(B)       with whom employees reporting to Executive have had material personal contact or dealings on behalf of the Company during the one-year period immediately preceding Executive’s termination of employment; or

(C)       for whom Executive had direct responsibility during the one-year period immediately preceding Executive’s termination of employment.

(ii)                During the Restricted Period and within the Continents of North America, South America, Africa, Europe, Asia, and Australia (the “Restricted Territory”), which is the territory in which the Company does business and the Executive provides services to the Company, Executive will not directly or indirectly:

(A)       engage in a Competitive Business;

(B)       enter the employ of, or render any services to, any person or entity (or any division of any person or entity) who or which engages in a Competitive Business; provided that Executive shall not be prohibited from rendering any services to any entity that derives less than 10% of its revenues from a Competitive Business (a “Permitted Company”), if such services or employment relate solely to a business of the Permitted Company that does not relate to a Competitive Business;

(C)       acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, this restriction will not apply to a Permitted Company, or

(D)       interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company and customers, clients, suppliers, partners, members or investors of the Company.

(iii) For purposes of this Agreement, “Competitive Business” means the development, manufacture, license, sale or provision of products or services in the agricultural products industry and any other business in which the Company or any of its subsidiaries engaged while the Executive was employed by the Company.

(iv)  Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as a passive investment, securities of any person engaged in a Competitive Business which is publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a Group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(v)   During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(A)       solicit or encourage any employee of the Company to leave the employment of the Company; or

(B)       hire any such employee who was employed by the Company as of the date of Executive’s termination of employment with the Company or who left the employment of the Company coincident with, or within six months prior to or after, the termination of Executive’s employment with the Company. Notwithstanding the foregoing, following a Change in Control, Executive will not be restricted from hiring any employee who is terminated without Cause following such Change in Control.

(vi)  During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company any individual consultant then under contract with the Company.

b. The parties agree that the Restricted Period shall be tolled during the pendency of any litigation or arbitration relating to the interpretation or enforcement of the covenants set forth in this Section 8.

c.  It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9.                Confidentiality; Inventions.

a. Confidentiality. During the Employment Term and thereafter, Executive will not disclose or use for Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company, any trade secrets, or other confidential information or data of the Company relating to the Company’s customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Except as required by law, Executive will not disclose to anyone, other than his immediate family, legal or financial advisors or any subsequent employer, the contents of this Agreement. Executive agrees that upon termination of Executive’s employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, except that he may retain personal notes, notebooks and diaries and personally owned books, reference material or information of a similar nature, that do not contain confidential information of the type described in the preceding sentence of this section. Executive further agrees that he will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company.

b.        Ownership of Inventions. Executive agrees that Executive will promptly make full written disclosure to the Company, and hereby assigns to the Company, or its designee, all of Executive’s right, title, and interest in and to any and all creations, inventions or developments, whether or not patentable, which Executive may solely or jointly conceive or develop or reduce to practice, during the period of time Executive is in the employ of the Company (collectively referred to as “the Company Inventions”), other than (and the Company Inventions shall not include) any such creations, inventions or developments which demonstrably bear no relationship whatsoever to the business of the Company, or the application of technologies, ideas, or processes directly or indirectly related to the business of the Company. For the avoidance of doubt, the Company Inventions shall include any creations, inventions or developments that relate directly or indirectly to a Competitive Business. Executive further acknowledges that all original works of authorship which are created or contributed to by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company (“the Company Copyrights”) are to be deemed “works made for hire,” as that term is defined in the United States Copyright Act, and the copyright and all intellectual property rights therein shall be the sole property of the Company. To the extent any of such works are deemed not to be “works made for hire,” Executive hereby assigns the copyright and all other intellectual property rights in such works to the Company.

c.   Contracts with the United States. Executive agrees to execute any licenses or assignments of the Company Inventions or the Company Copyrights as required by any contract between the Company and the United States or any of its agencies.

d.        Further Assurances. Executive covenants to take all requested actions and execute all requested documents to assist the Company, or its designee, at the Company’s expense, in every way; consistent with applicable law, (1) to secure the Company’s above rights in the Company Inventions and any of the Company’s Copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, and (2) to pursue any patents or registrations with respect thereto. This covenant shall survive the termination of this Agreement. If the Company is unable for any reason, after reasonable efforts, to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, for the limited purpose of acting for and in Executive’s behalf and stead to execute such documents and to do all other lawfully permitted acts in connection with the execution of such documents.

10.              Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8 and 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and in the event of a breach of Sections 8 and 9 shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement.

11.              Miscellaneous.

a.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.  The parties agree to litigate any claims or disputes between them or between Executive and any affiliate or employee of the Company, including any dispute arising under or related to this Agreement, Executive’s employment or termination of employment, Executive’s compensation or benefits, and any other dispute between the parties, exclusively in the state or federal courts located in the state of Executive’s primary place of business; provided, however, that the Company may initiate a lawsuit in another state to the extent the Company deems it necessary or desirable to enjoin a breach of this Agreement by Executive.  The parties hereby waive any objection to the personal jurisdiction or venue of the state and federal courts located in the state of Executive’s primary place of business, hereby submit to the personal jurisdiction and venue of such courts, and waive the defense of inconvenient forum and/or lack of personal jurisdiction.

b.        Entire Agreement/Amendments. Except for the documents related to the Company and its affiliates’ equity incentive plans, this Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.         No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.        Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e.         Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f.          No Mitigation, No Offset. Executive will not be required to mitigate the amount of any payment contemplated by Section 7, nor will any such payment be reduced by any earnings Executive may receive from any other source. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

g.         Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

h.        Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

100 S. Independence Mall W

Philadelphia, PA 19106

If to Executive:

Executive’s address as reflected on the payroll records of the Company.

i.      Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

j.     Cooperation. Following termination of Executive’s employment with the Company, Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder and the Company agrees that it shall promptly reimburse Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 11(j) upon his presentation of documentation for such expenses. This provision shall survive any termination of this Agreement.

k.        Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

l.      Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

m.          Insurance. Notwithstanding anything to the contrary herein:

(i) All rights Executive has to indemnification as a director, officer or fiduciary pursuant to any agreement, applicable statue, Company bylaws or articles of organization as in effect from time to time shall not be impacted by the provisions of this Agreement and all such rights, if any, shall survive the termination and/or expiration of this Agreement and/or the termination of Executive’s employment with the Company; and

(ii)          So long as Executive is employed by the Company, and for a period of six (6) years following Executive’s termination of employment, the Company agrees to purchase and maintain insurance for Executive’s benefit, covering director, officer and fiduciary liability on the same basis as active directors, officers and/or fiduciaries, as applicable, of the Company.

n.        Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or are exempt from Section 409A and this Agreement shall be interpreted and construed in a manner that establishes an exemption from (or compliance with) the requirements of Section 409A. Any terms of this Agreement that are undefined or ambiguous shall be interpreted in a manner that complies with Section 409A to the extent necessary to comply with Section 409A. Notwithstanding anything herein to the contrary, (i) if, on the date of termination, the Executive is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is the first business day of the seventh month following the date of termination (or the earliest date as is permitted under Section 409A), and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that preserves the economic benefit and original intent thereof but does not cause such an accelerated or additional tax. Notwithstanding anything to the contrary herein, to the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean separation from service. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A (1) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (2) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (3) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding the foregoing, the Company does not make any representation to Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless Executive or any beneficiary of Executive for any tax, additional tax, interest or penalties that Executive or any beneficiary of Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

o.  Costs and Expenses. The Company will pay all costs and expenses incurred by Executive in connection with the negotiation and preparation of this Agreement up to $35,000. If any action or proceeding is brought by either party hereto seeking to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys’ fees of the other party.

p.   No Drafting Party. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted this Agreement.

q.        Jury Trial Waiver.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT BY THE COMPANY.

*****

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AgroFresh Solutions, Inc.

/s/ Thomas Ermi
By: Thomas Ermi
Title: Vice President and General Counsel

/s/ Thomas Macphee
THOMAS MACPHEE
By: Thomas Macphee